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NEWS

THE WILLIAMS COMPANIES, INC. [LOGO]  ONE WILLIAMS CENTER * TULSA, OKLAHOMA 74172

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                 FOR RELEASE:   Sept. 8, 1997

FOR MORE INFORMATION CONTACT:   Jim Gipson      (918) 588-2111 (Media)

                                Mark Husband    (918) 588-2087 (Investors)
                                Richard George  (918) 588-3679
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   WILLIAMS MOVES TO CAPTURE LOWER INTEREST RATES IN MAJOR DEBT RESTRUCTURING

        TULSA - The Williams Companies, Inc. announced today a major restructuring of its consolidated debt portfolio.

        Based on market conditions, estimated purchases and other factors, Williams expects from $1.1 billion to $1.4 billion to be refinanced at rates that reduce Williams' annual interest expense in the range of $18 million to $24 million, beginning in the fourth quarter of 1997. The cost of the debt retirement based on these estimated levels would result in an after-tax charge to 1997 earnings of $56 million to $80 million, or an estimated 33 cents to 48 cents per share.

        "These transactions will allow us to secure interest rates approaching 20-year low levels for a substantial portion of our consolidated debt portfolio," said Keith E. Bailey, chairman, president and chief executive officer. "It should allow us to build upon the financial flexibility and strength that has served us well in recent years while providing our businesses with an important tool to enhance their competitive positions."

        Bailey plans to discuss the restructuring and provide an update of Williams' strategic and operating activities during a conference call today beginning at 9 a.m. Central time. Those wishing to participate should call
(800) 482-2225 a few minutes before the starting time.

        The debt retirement will be accomplished by calls and real-time fixed spread tender offers to purchase certain debt securities issued by Williams and three of its subsidiaries. In addition, other debt securities - including medium-term notes - have been targeted for open-market purchase. The tender offers will remain open from 9 a.m. today through 5 p.m., Eastern time, on Sept.
19. Each Williams entity reserves the right to extend or terminate their offers.

        Smith Barney and Salomon Brothers are acting as dealer managers for the tender offers. Tenders of securities may be effected only through Smith Barney. Requests for documentation may be directed to MacKenzie Partners, the information agent, at (800) 322-2885. Questions concerning the offer may be directed to Paul Galant of Smith Barney at (800) 655-4811.

        Williams consists of the nation's largest-volume system of interstate natural gas pipelines; business units offering a complete array of traditional and leading-edge energy solutions; and single-source providers of national business communications systems and international satellite and fiber-optic video services. (NYSE:WMB). Company information is on the World Wide Web at http://www.twc.com.